Exhibit 99(d)(20)

AMENDMENT NO. 12 TO

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

TCW Funds, Inc. and TCW Investment Management Company hereby agree to amend the Investment Advisory and Management Agreement (“Agreement”) entered into by the parties and dated as of July 6, 2001 as follows, effective November 1, 2011.

All other terms and conditions of the Agreement will remain in full force and effect, including the existing provisions of Schedule A and any amendments, thereof.

SCHEDULE A

Fund	Annual Fee Rate (expressed as a percentage of net assets)

TCW Global Bond Fund	0.55%

IN WITNESS WHEREOF, the parties have agreed to and executed this amendment to the Agreement on the day and year written above.

Attest	TCW FUNDS, INC.

/s/ Philip K. Holl Secretary	By:	/s/Charles W. Baldiswieler Charles W. Baldiswieler President and Chief Executive Officer

	By:	/s/David S. DeVito David S. DeVito Treasurer and Principal Financial Officer

Attest	TCW INVESTMENT MANAGEMENT COMPANY

/s/ Philip K. Holl Assistant Secretary	By:	/s/David S. DeVito David S. DeVito Executive Vice President and Chief Administrative Officer

	By:	/s/Charles W. Baldiswieler Charles W. Baldiswieler Group Managing Director